Exhibit 10.2

Severance Plan Amendment Consent Letter
Netflix, Inc.

Executive Officer Severance Plan
[•], 2025
[Executive Officer]

Re: Consent Letter to Amendment of the Netflix, Inc. Executive Officer Severance Plan
Dear [Executive Officer]:
The Compensation Committee (the “Committee”) of the Board of Directors of Netflix, Inc., a Delaware corporation (the “Company”) has approved certain amendments (collectively, the “Amendments”) to the Netflix, Inc. Executive Officer Severance Plan (the “Plan”) in consultation with the Committee’s independent compensation consultant, which it intends to become effective on January 1, 2026.
The Company is requesting that you consent to such Amendments by signing this consent letter (the “Severance Plan Amendment Consent Letter”). Capitalized terms not defined in this Severance Plan Amendment Consent Letter will have the meaning assigned to them in the Plan.
Reference is made to Section 11 of the Plan (with such section reference as in effect prior to the Amendments), which provides that the Plan may not be amended to reduce the amount of the Severance Benefit payable to a Covered Executive or to restrict the Covered Executive’s eligibility for a Severance Benefit, after such individual becomes a Covered Executive, without such Covered Executive’s written consent.
The material Amendments to the Plan that the Committee approved in 2025, which you would be consenting to by signing this Severance Plan Amendment Consent Letter, include the following:

●The “Involuntary Termination” definition has been expanded to include a termination of the Covered Executive’s employment with the Company for Good Reason outside of a Change in Control Protection Period. The “Good Reason” definition has been adjusted to include a section that sets forth “Good Reason” triggers that apply outside of a Change in Control Protection Period.
oPrior to the Amendments, an “Involuntary Termination” would not be triggered by Good Reason outside of a Change in Control Protection Period.
●The formula for determining Severance Pay for a Non-CIC Involuntary Termination has been changed as follows:
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Exhibit 10.2
oFormula effective upon the Amendments: Two times the sum of the Covered Executive’s (x) Base Salary plus (y) Target Bonus.
oFormula prior to Amendments: 1 times the sum of the Covered Executive’s (x) Base Salary plus (y) Target Bonus plus (z) Target Annual LTI Opportunity.
●If the Covered Executive experiences a Non-CIC Involuntary Termination, they will remain eligible to receive the Pro Rata Bonus and, following the effectiveness of the Amendments, they will be eligible to receive a cash payment related to the cost of certain employee benefits for 18 months, in accordance with the terms of the Plan.
●The Plan was amended to make clear that a Covered Executive may be entitled to post-termination continued vesting of their equity and equity-based awards following their Retirement, to the extent Retirement Vesting Criteria are met, solely to the extent the applicable award agreements provide for such treatment (with “Retirement” and “Retirement Vesting Criteria” as defined in the Plan and the applicable equity award agreements). Any such post-termination Retirement vesting is generally contingent on the Covered Executive’s continued compliance with the terms of the restrictive covenants in Section 8 of the Plan, including non-competition, non-solicitation, and non-disparagement restrictive covenants.
●Receipt and retention of any Severance Benefits under the Plan will be conditioned on the Covered Executive’s execution of a separation and release agreement that includes, among other things, a waiver and general release of the Company and other releasees from and against any claims under applicable law.
●“Company” was expanded from including Netflix, Inc. and its subsidiaries to also include any parent of Netflix, Inc.

The Plan also reflects certain minor and conforming changes to reflect the passage of time and incorporation of the Amendments described above.
In connection with the Amendments, the Company also intends to make certain changes to the termination-related treatment of certain Company equity awards granted to you, as described in the award amendment letter to which this Severance Plan Amendment Consent Letter is attached. The effectiveness of such changes described in the award amendment letter is contingent on your execution of this Severance Plan Amendment Consent Letter by no later than [insert deadline].
By signing this Severance Plan Amendment Consent Letter in the space provided below and returning it to the Company, you hereby acknowledge and agree to be bound by the terms and conditions of the Plan, including, without limitation, as amended by the Amendments.
(Signature Page Follows)

Exhibit 10.2

Netflix, Inc.

By
Sergio Ezama
Chief Talent Officer
Netflix, Inc.

ACKNOWLEDGED AND AGREED TO:

Your Name (printed)

Your Signature

Date
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